EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/07/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.52%	-0.50%	11.04%
Class B Units	-0.54%	-0.52%	10.15%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED DECEMBER 7, 2007

Grant Park sustained small trading losses during the past week.  Setbacks came solely from positions in the interest rate sector and outweighed gains from the soft/agricultural commodities and metals markets.

Prices for domestic and foreign fixed income products fell during the week, resulting in losses for Grant Park.  Long positions in the Eurodollars, 30-year bonds and 10-year notes were setback after a report showed that real gross domestic product in the third-quarter was revised up to 4.9% from 3.9% and that U.S. non-farm payrolls rose by a better-than-expected 94,000 jobs in November.  The news dampened investors’ expectations of a 50 basis-point rate cut at this week’s U.S. Federal Reserve meeting, resulting in lower prices for interest rate instruments.  Long positions in the Japanese Government bond market reported losses after higher equity prices spurred investors to sell bonds they had previously bought as protection against stock volatility.

Long positions in the grain markets reported gains after soybean prices rallied during the week.  Analysts attributed higher demand for exports as the main driver of bean prices to the upside.  The January contract on the Chicago Board of Trade settled at $11.1975 per bushel, more than 39 cents higher for the week.  Bean oil prices also rallied, adding to gains.

Lastly, long positions in the metals sector gained ground on the back of higher gold and silver prices.  Gold closed a little more than $11 higher, settling at just over $800 per ounce for the week.  Silver was 34 cents higher at $14.505 per ounce.  Analysts suggested that precious metals prices were higher in anticipation of the upcoming announcement regarding U.S. short-term interest rates.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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